THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

THIS REINSURANCE AGREEMENT

is made between

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

a New York Corporation

(hereinafter referred to as “the Company”)

and

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

of Orlando, Florida

(hereinafter referred to as “the Reinsurer”)

Effective Date of Agreement: January 19, 2005

John Hancock’s Reinsurance Agreement No: HI94C02

Hannover’s Reinsurance Agreement No: HA-JHNY-01

TABLE OF CONTENTS

ARTICLE I	1
BUSINESS REINSURED	1
Policies Benefits and Riders under Plans listed in Exhibit A	1
Currency	1
Underwriting Forms and Evidence	1

ARTICLE II	2

REQUIREMENTS FOR REINSURANCE COVERAGE	2
Automatic Coverage	2
Facultative Coverage	2

ARTICLE III	3

REINSURANCE CESSIONS	3
Automatic Cessions	3
Facultative Cessions	3
Data Notification	3

ARTICLE IV	4

STATEMENT OF ACCOUNT	4
Premium and Claims Accounting	4
Non-Payment of Premiums	4
Unearned Premium	5

ARTICLE V	6

CHANGES TO BUSINESS REINSURED	6
Policy Changes	6
Plan Changes	6
Increase in Amount and Re-underwriting	6
Reductions	7
Special Changes	7
Lapses	7
Reinstatements	7

ARTICLE VI	8

RETENTION LIMIT CHANGES AND RECAPTURE	8
Retention Limit Changes	8
Recapture	8

ARTICLE VII	9

LIABILITY	9
Automatic Reinsurance	9
Facultative Reinsurance	9
Duration	9

ARTICLE VIII	10

CLAIMS	10
Claims Decision	10
Notice of Claim	10
Claim Proofs	10
Death Claims Payable	10
Amount and Payment of Death Claim	10
Contested Claims	10
Misstatement of Age of Sex	11
Expenses	11
Extra Contractual Damages	12

ARTICLE IX	13

DISPUTE RESOLUTION	13
Oversights	13
Arbitration	13

ARTICLE X	15

FINANCIAL IMPAIRMENT AND INSOLVENCY	15
Financial Impairment of Reinsurer	15
Insolvency	15

ARTICLE XI	17

TAXES & EXPENSES	17
DAC Tax	17
The Reinsurer’s Taxes and Expenses	17

ARTICLE XII	18

GENERAL PROVISIONS	18
Alterations to Agreement	18
Parties to Agreement	18
Assignment	18
Entire Agreement	18
Good Faith	18
Offset	19
Duration of Agreement	19
Severability	19
Benefit	19
Confidentiality	19
Construction	19
Lead Reinsurer of Underwriting	19

EXHIBIT A	21

PLANS, RIDERS, AND BENEFITS REINSURED	21

EXHIBIT A-I	22

THE COMPANY’S UNDERWRITING FORMS, AND EVIDENCE	22

EXHIBIT A-II	23

POOL PARTICIPANTS	23

EXHIBIT B	24

GENERAL PROVISIONS	24

EXHIBIT C	26

YRT PREMIUM RATES:	26
INSTRUCTIONS FOR ADMINISTRATION	26

EXHIBIT D	27

RETENTION LIMIT AND AUTOMATIC PARAMETERS	27

EXHIBIT E	29

REINSURANCE REPORTS	29

EXHIBIT F	31

DAC TAX ELECTION	31

EXHIBIT G	32

LEAD REINSURER OF UNDERWRITING	32

ARTICLE I

Business Reinsured

Reinsurance under this Agreement shall be an automatic and a facultative basis.

Policies, Benefits, and Riders under Plans listed in Exhibit A

This Agreement applies to the mortality risk for Guaranteed Issue and Simplified Underwriting for all Corporate Owned Life Insurance (COLI) and Bank Owned Life Insurance (BOLI) Plans, Benefits and Riders listed in Exhibit A and issued by the Company on or after the Effective Date of the Agreement. These plans are reinsured under the General Provisions outlined in Exhibit B and Premium Rates outlined in Exhibit C and are also subject to terms and conditions described elsewhere in this Agreement. Excluded from this Agreement are: Group Term Carve Out and professional athletes and entertainers.

This Agreement is applicable only to reinsurance of policies directly written by the Company. Any policies acquired by the Company through merger of another company, reinsurance, or purchase of another company’s policies is not included under the terms of this Agreement. However, reinsurance of such policies may be arranged by written agreement between the Company and the Reinsurer.

Currency

All cessions under this Agreement shall be affected in the currency specified in Exhibit B. Reinsurance premiums and liabilities shall be expressed and payable in that currency.

Underwriting Forms and Evidence

The Company shall provide full disclosure of all material facts regarding the policies and benefits covered by this Agreement.

The Company’s Underwriting Forms and Evidence, which are available to the Reinsurer, are listed in Exhibit A-II.

ARTICLE II

Requirements for Reinsurance Coverage

Automatic Coverage

The Company shall cede to the Reinsurer the life insurance policies, supplementary benefits and riders listed in Exhibit A. The Reinsurer shall automatically accept these policies, supplementary benefits and riders as described in the exhibits of this Agreement, provided that:

(a)	the Company keeps its full retention in accordance with the limits as set out in Exhibit D, or otherwise holds its full retention on a life under previously issued inforce policies; and

(b)	the Company underwrites cases in accordance to its Simplified and Guaranteed Issue Underwriting Guidelines; and

(c)

the Location Limit is defined as the maximum amount issued across all COLI/ BOLI groups in any one or more buildings or structures within a one mile radius that serve as the place of employment for lives covered under a policy at the time of policy issue; and

(d)

the application is on a life, which has not knowingly been submitted facultatively by the Company, to the Reinsurer or any other reinsurer within the last three years, unless the reason for submitting the case facultatively no longer applies.

Facultative Coverage

Any cases that do not meet the Automatic Acceptance Limits specified in Exhibit D shall be submitted to the Reinsurer on a facultative basis. The Company also has the option to submit cases facultatively where it has not kept is full retention.

The relevant terms and conditions of this Agreement shall apply to those facultative applications that are accepted by the Reinsurer.

ARTICLE III

Reinsurance Cessions

Automatic Cessions

For all automatic cessions, the Company shall advise the Reinsurer in the manner described in Exhibit E.

The Company agrees to send copies of the application, underwriting papers and other papers for an automatic cession on any life upon the request from the Reinsurer.

Facultative Cessions

The Company may apply for reinsurance by sending to the Reinsurer copies of all pertinent papers, including the original application, medical examination, inspection reports, physician’s statements, urinalyses, and all other information that the Company may have relating to the insurability of the risk.

The Company shall have ninety (90) days from the date of the Reinsurer’s final offer in which to place the policy with the insured/owner, after which time the Reinsurer’s offer shall expire unless the Reinsurer explicitly states in writing that the offer is extended for some further period.

After consideration of the pertinent papers, the Reinsurer shall promptly inform the Company of its underwriting decision. If the underwriting decision is acceptable to the Company and the Company’s policy is subsequently placed in force in accordance with the Company’s placement rules, the Company shall advise the Reinsurer in the manner described in Exhibit E.

The Company will advise the Reinsurer of its acceptance of the Reinsurer’s underwriting decisions pertaining to facultative business by sending written notice to the Reinsurer.

If any application to the Reinsurer is not to be placed with the Reinsurer, the Company shall advise the Reinsurer so that the Reinsurer can complete its records.

For all cessions reinsured hereunder, the Company shall advise the Reinsurer as outlined in Exhibit E.

Data Notification

The Company shall self-administer all business reinsured under this Agreement.

The Company shall provide the Reinsurer with the reports as set out in Exhibit E. The Company, upon request, will provide the Reinsurer with any other information related to the business reinsured under this Agreement and which the Reinsurer requires in order to complete its financial statements.

ARTICLE IV

Statement of Account

Premium and Claims Accounting

The premiums to be paid to the Reinsurer by the Company for reinsurance shall be in accordance with the terms set out in Exhibit C.

During each accounting period, the Company undertakes to send to the Reinsurer Billing Statements as set out in Exhibit E, showing all first year and renewal premiums due the previous accounting period. Also included will be any adjustments made necessary by changes in reinsurance effective during the previous period or changes due to any corrections to a previous report.

For all claims paid by the Company within the accounting period, the Company will submit to the Reinsurer a Statement of Reinsured Claims Collected. This is an itemized listing of benefits including the ceded death benefit, plus the Reinsurer’s proportionate share of the interest and expenses paid by the Company, that have been netted off the Reinsurer’s monthly Billing Statement(s).

The balance of account due shall then become payable. If the statement balance so calculated is due to the Reinsurer, the Company shall forward payment in settlement together with the statements. If the balance is due to the Company, the Reinsurer shall forward payment in settlement within thirty (30) days of receipt of the statements.

For balances remaining unpaid longer than thirty (30) days after the Reinsurer’s receipt of request for payment, the Company reserves the right to charge interest on the outstanding balance. The outstanding balance will incur interest calculated from that date using the “3 month” U.S. Treasury Bill rate reported for the last working date of the calendar month in the Wall Street Journal or a comparable publication.

The Company also reserves the right to net any balances, which remain unpaid for more than thirty (30) days after the receipt of request for payment, from the next reinsurance billing statement.

Non-Payment of Premiums

The Reinsurer may terminate its liability for any reinsurance for which the reinsurance premiums have not been paid within sixty (60) days after billing, by giving thirty (30) days written notice by registered mail of such action to the Company.

The Reinsurer reserves the right to charge interest on any balances remaining unpaid within sixty (60) days of the due date and/or when premiums for new business are not paid within one hundred and twenty (120) days of the issue date of the policy. Interest incurred will be calculated using the “3-month” US Treasury Bill rate reported for the last working date of the calendar month in the Wall Street Journal or a comparable publication.

ARTICLE IV (cont’d)

The Reinsurer’s right to terminate reinsurance for non-payment of premium shall not prejudice its right to collect premiums for the period the reinsurance was in force.

During the period premiums are outstanding, the Reinsurer may offset the amount of any premiums in arrears against amounts owed to the Company.

The Company shall not force termination under the provisions of this paragraph solely to avoid the recapture requirements or to transfer to another reinsurer the block of business reinsured under this Agreement.

Unearned Premium

The Company shall take credit, without interest, for any unearned premiums, net of commissions or allowances, arising due to reductions, terminations, lapses, cancellations or death claims, in its account.

ARTICLE V

Changes to Business Reinsured

Policy Changes

Changes to policies reinsured under this Agreement shall be made in accordance with the provisions set out below.

If the change affects the plan, the amount of reinsurance, premiums, or commissions under the cession, the Company shall inform the Reinsurer in the subsequent Reinsurance Report as set out in Exhibit E.

Plan Changes

Automatic Cessions:

a)

Whenever the plan of insurance on any policy reinsured hereunder is being changed, including internal replacements, and the Company is not obtaining evidence in accordance with the Company’s full new business underwriting rules, or as agreed otherwise by the Company and the Reinsurer, the reinsurance shall remain in effect with the Reinsurer on the following basis:

(i)	the reinsurance rates and the durations shall be based on those applicable to the original cession; and

(ii)	the reinsurance amount at risk shall be determined according to the terms of this Agreement but in no event shall be more than the original cession at the time of the change in plan; and

(iii)	the suicide and contestability period of the policy will be measured from the issue date of the original cession.

Internal replacements, as described above, may occur between the Company and any of its affiliate companies.

b)

Whenever the plan of insurance on any policy reinsured hereunder is being changed, including internal replacements, and full underwriting in accordance with the Company’s full new business underwriting rules is required, the policy will be considered new business and will be reinsured under the current pool open to new business, using first year rates based on attained age. The suicide and contestability period of such a policy will be measured from the current issue date, except in jurisdictions that require otherwise.

Increase in Amount and Re-underwriting

(i)	Automatic Cessions:

Any re-underwriting, (including any change in mortality rating), or non-contractual increase in amount at risk for any cession shall be subject to the originally negotiated underwriting for the case or as agreed otherwise by the Company and the Reinsurer. The amount of the increase shall be subject to the terms set out in Exhibit B.

If the amount to be reinsured exceeds the Automatic Coverage Limits (Exhibit D), the increase shall be subject to the Reinsurer’s approval.

(ii)	Facultative Cessions:

Any re-underwriting or non-contractual increase, including any change in mortality rating shall be subject to the Reinsurer’s approval.

ARTICLE V (cont’d)

Reductions

If the amount of insurance of a policy issued by the Company is reduced then the amount of reinsurance on that policy shall be reduced in the same proportion that the original reinsurance amount bore to the original total face amount. The reduction shall be effective on the same date as the reduction under the original policy.

If the reinsurance for a policy has been placed with more than one reinsurer, the reduction shall be applied to all reinsurers in proportion to the amounts originally reinsured with each reinsurer.

If the insured has multiple policies, some which are reinsured and a fully retained policy lapses or reduces, the Company will not make any changes to the reinsured policies.

Special Changes

If any special or unusual change, which is not covered above and which may affect the terms of the cession in question, is requested, the Reinsurer’s approval shall be obtained before such a change becomes effective.

Lapses

When a reinsured policy lapses, the cession in question shall be cancelled effective the same date. If the Company allows extended or reduced paid-up insurance following a lapse, the reinsurance will be appropriately amended. If the Company allows the policy to remain in force under its automatic premium loan regulations, the reinsurance shall continue unchanged and in force as long as such regulations remain in effect, except as provided for otherwise in this Agreement.

If the policy continues in force without payment of premium during any days of grace pending its termination, whether such continuance is as a result of a policy provision or a practice of the Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Company’s risk terminates.

Reinstatements

If a policy reinsured on an automatic basis is reinstated in accordance with the terms and normal Company rules and practices, the Reinsurer shall reinstate the reinsurance automatically.

If the Company collects premiums in arrears from the policyholder of a reinstated policy, it agrees to pay the Reinsurer all corresponding reinsurance premiums in arrears in connection with the reinstatement.

The Reinsurer’s approval is required only for the reinstatement of a facultative policy when the Company’s regular reinstatement rules indicate that more evidence than a Statement of Good Health is required.

ARTICLE VI

Retention Limit Changes and Recapture

Retention Limit Changes

The reinsurance under this Agreement shall be maintained in force without reduction except as specifically provided for elsewhere in this Agreement.

The Company may change its retention limits for the purposes of this Agreement on new business being issued at any time by giving written notice to the Reinsurer of the new retention limits and the effective date of the new retention schedule.

The Company’s retention limits for the purposes of this Agreement are set out in Exhibit D.

Recapture

Recapture will be allowed where the Company has increased its Retention Limit, as outlined in Exhibit D, once the policy has satisfied the minimum in-force period requirements outlined in Exhibit B and where the Company has kept its full retention, as stated in Exhibit B, at issue.

If the Reinsurer becomes insolvent, recapture is allowed immediately.

Recapture would be in the form of a decrease in the quota share percentage ceded to the pool and will apply to all in force business reinsured under this agreement.

ARTICLE VII

Liability

Automatic Reinsurance

The Reinsurer’s liability for any policy ceded on an automatic basis under this Agreement shall begin simultaneously with the Company’s contractual liability for the policy reinsured.

Facultative Reinsurance

The Reinsurer shall have no liability if it declines the risk and duly notifies the Company or if the Company declines the Reinsurer’s offer or if the offer is not accepted prior to its expiration or within the lifetime of the risk.

If a policy is submitted on a facultative basis, the liability of the Reinsurer shall commence when the Reinsurer has received notice from the Company, during the lifetime of the insured, that the Reinsurer’s offer has been accepted.

If the Reinsurer has submitted an unconditional offer on a facultative case to the Company, and a claim arises prior to the Company notifying the Reinsurer that their offer has been accepted, the Reinsurer shall be liable for its share of said claims, if it is shown to the satisfaction of the Reinsurer that the policy would have been reinsured with the Reinsurer.

Duration

The liability of the Reinsurer for all cessions under this Agreement shall cease at the same time as the liability of the Company ceases and shall not exceed the Company’s contractual liability under the terms of its policies.

Notwithstanding the foregoing, the Reinsurer may terminate its liability for any policies for which premium payments are in arrears, according to the terms set out in Article IV of this Agreement.

It is understood that the Reinsurer’s liability for a claim shall be based on the reinsured net amount at risk as of the date the claim is incurred.

ARTICLE VIII

Claims

Claims Decision

The Reinsurer agrees that in regard to all claims on policies reinsured under this Agreement:

(a)	The final decision respecting claims payment is at the sole discretion of the Company.

(b)	The Company may approach the Reinsurer for an opinion, but the Reinsurer is not responsible to the Company for a claim decision.

(c)	The Company’s contractual liability for claims, as described in this Article, is binding on the Reinsurer.

Notice of Claim

The Company will notify the Reinsurer, as soon as reasonably possible, after it receives notice of a death claim arising from a death of an insured under a policy reinsured.

Claim Proofs

The Company will promptly provide the Reinsurer with proper death claim proofs (including, for example, proofs required under the policy), all relevant information respecting the existence and validity of the death claim, and an itemized statement of the death claim benefits paid by the Company under the policy.

Death Claims Payable

Death claims are payable only as a result of the actual death of an insured, to the extent reinsured under this Agreement and for which there is contractual liability for the death claim under the issuing company’s in force policy. Acceleration or estimation of death claims on living individuals is not permitted, will not be due, owing or payable, nor will they form the basis of any claim against the Reinsurer whatsoever.

Amount and Payment of Death Claim

After the Reinsurer receives proper death claim notice, proofs of the death claim, and proof of payment of the death claim by the Company, payment of death claims by the Reinsurer shall be in one lump sum regardless of the mode of settlement under the company’s policy. The Company’s contractual liability for death claims is binding on the Reinsurer. The maximum death benefit payable to the Company under each reinsured policy is the net amount at risk, as of the date of death, specifically reinsured hereunder; the Reinsurer will not be nor become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement. The total reinsurance in all companies on a policy shall not exceed the Company’s total contractual liability on the policy, less its amount retained on the policy. The excess, if any, of the total reinsurance in all companies plus the Company’s retained amount on the policy over its contractual liability under the reinsured policy will first be applied to reduce all reinsurance on the policy. This reduction in reinsurance will be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

Contested Claims

The Company will promptly notify the Reinsurer of its intention to contest, compromise, or litigate a claim involving a reinsured policy, prior to its notification to the claimant or its representatives. If the Company’s contest, compromise, or litigation results in a reduction in its liability, the Reinsurer will share in the reduction in the proportion that the Reinsurers net liability bears to the sum of the net liability of all reinsurers on the insured’s date of death.

If the Reinsurer should decline to participate in the contest, compromise or litigation, the Reinsurer will then release all of its liability by paying the Company its full share of reinsurance death benefits for the policy and not sharing in any subsequent reduction in liability.

ARTICLE VIII (cont’d)

Misstatement of Age or Sex

If the amount of insurance provided by the policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of a life insured, the Reinsurer shall share in the increase or reduction in the proportion that the net liability of the Reinsurer bears to the total of the net liability of the Company and the net liability of all reinsurers, including the Reinsurer, immediately prior to such increase or reduction.

The reinsurance with the Reinsurer shall be rewritten from commencement on the basis of the adjusted amounts using premiums and reserves at the correct age or sex. The adjustment for the difference in premiums shall be made without interest.

Expenses

The Reinsurer shall pay its share of the expenses that are connected to the Company’s investigation of any claim incurred on policies reinsured under this Agreement. Subject to the Extra Contractual Damages section of this Article, claims investigation expenses do not include expenses incurred by the Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits. The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses.

Expenses which are excluded from this provision are salaries of officers or employees, or other routine office expenses of the Company; also excluded are expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Company admits are payable.

In the event that the Reinsurer agrees with a decision of the Company to contest, compromise, or litigate a claim or to rescind coverage by the Company under a reinsured policy, the Reinsurer agrees to reimburse the Company for any third party expenses, including but not limited to reasonable legal and investigative expenses that the Company may incur in seeking to contest, compromise, litigate a claim under such reinsured policy, or to rescind such reinsured policy. Such reimbursement shall be in the proportion that the Reinsurer’s net liability for such reinsured policy bears to the sum of the net liability of the Company and all reinsurers for such reinsured policy as of the date of death where the Company decides to contest, compromise, or litigate a claim under such reinsured policy, and as of the date of rescission where the Company decides to rescind such reinsured policy. The Reinsurer shall also pay its share of the claim itself, if applicable.

ARTICLE VIII (cont’d)

Extra Contractual Damages

In no event shall the Reinsurer participate in punitive, compensatory, or bad faith damages as described below, which are awarded against the Company as a result of an act, omission or course of conduct committed solely by the Company in connection with the insurance reinsured under this Agreement.

The Reinsurer shall, however, pay its share of statutory penalties awarded against the Company in connection with insurance reinsured under this Agreement if the Reinsurer elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which the Reinsurer was an active party and consented in writing to the act, omission or course of action of the Company, which directly results in the assessment of punitive and/or compensatory damages. In such situations, the Company and the Reinsurer shall share such damages so assessed, in equitable proportions.

For the purposes of this provision, the following definitions shall apply:

(a)	“Punitive Damages” are those damages awarded as a penalty, the amount of which is not governed, nor fixed, by statute.

(b)	“Statutory Penalties” are those amounts, which are awarded as a penalty, but fixed in amount by statute.

(c)	“Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

(d)	“Bad Faith Damages” are those damages, which may be compensated by punitive damages and are awarded as a result of bad faith dealings on the part of the Company.

ARTICLE IX

Dispute Resolution

Oversights

It is agreed that any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error on the part of either party shall not be deemed to be an abrogation of the Agreement or an invalidation of the reinsurance. Upon discovery, the error shall be promptly corrected by both parties, being restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred.

This provision shall apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Company to its insured. Any negligent or deliberate acts or omissions by the Company regarding the insurance provided are the responsibility of the Company and its liability insurer, if any, but not that of the Reinsurer.

Arbitration

The Company and the Reinsurer shall attempt in good faith to negotiate a mutually acceptable solution to any controversy, dispute or claim arising out of or relating to this contract, or the breach thereof. Where the Company and the Reinsurer fail to reach a mutually acceptable solution, then either the Company or the Reinsurer may request that the controversy, dispute, claim, or breach of contract be settled by arbitration, and the arbitrators, who shall regard this Agreement from the standpoint of practical business as well as the law, are empowered to determine as to the interpretation of the treaty obligation.

To initiate arbitration, either the Company or the Reinsurer will notify the other in writing of its desire to arbitrate, stating the nature of its dispute and remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days.

Within sixty (60) days of the date on which the party initiating the arbitration gives notice to the other party that it is initiating such arbitration, the Company and the Reinsurer shall each appoint one arbitrator. The two arbitrators shall select a third arbitrator within two weeks of the date on which the last of the two such arbitrators was appointed. Should the two arbitrators not agree on the choice of the third arbitrator, then the Company and the Reinsurer shall each name four (4) candidates to serve as arbitrator.

Beginning with the party who did not initiate arbitration, each party shall eliminate one candidate from the eight listed until one candidate remains. If this candidate declines to serve as the arbitrator, the candidate last eliminated will be approached to serve. This process shall be repeated until a candidate has agreed to serve as the third arbitrator.

ARTICLE IX (cont’d)

All three arbitrators must be present or former officers of Life Insurance Companies or Life Reinsurance Companies, excluding however, officers of the two parties to this Agreement, their affiliates or subsidiaries or past employees of any of these entities. The place of meeting of the arbitrators shall be decided by a majority vote of the arbitrators. The written decision of a majority of the arbitrators shall be final and binding on both parties and their respective successors and assigns. All costs of the arbitration and expenses and fees of the arbitrators shall be borne equally by the parties, unless otherwise ordered by the arbitrators.

The arbitrators shall render a decision within two months of the appointment of the third arbitrator, unless both parties agree otherwise. In the event no decision is rendered within four months, new arbitrators shall be selected as above.

Alternatively, if both parties consent, any controversy may be settled by arbitration in accordance with the rules of the American Arbitration Association.

Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

It is specifically the intent of both parties that these arbitration provisions shall replace and be in lieu of any statutory arbitration provision, if the law so permits.

If more than one reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such reinsurers shall consolidate and act as one party for purposes of arbitration and communications shall be made by the Company to each of the reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.

ARTICLE X

Financial Impairment and Insolvency

Financial Impairment of Reinsurer

If the Reinsurer becomes financially impaired (as defined below), the Company may, at its option, recapture all of the reinsurance in force that was ceded to the Reinsurer under this Agreement, by providing the Reinsurer, its rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to recapture the reinsurance in force, regardless of the duration the reinsurance has been in force or the amount retained by the Company on the policies reinsured. The effective date of a recapture would be the date on which financial impairment was established.

The Reinsurer shall be considered financially impaired when:

(a)	it is declared insolvent; or

(b)

its Total Adjusted Capital drops below 2.5 times its Authorized Control Level Risk Based Capita], (where Total Adjusted Capital and Authorized Control Level Risk Based Capital have the definition given by the National Association of Insurance Commissioners {NAIC}) if it is a U.S. domiciled reinsurer.

If a Reinsurer is determined to be financially impaired, per the conditions above, there will be a recapture fee payable to the Reinsurer during the minimum recapture period as outlined above. The recapture fee will be determined using a mutually acceptable formula based on the Present Value of Future Profits (PVFP) of the underlying business.

Insolvency

For the purpose of this Agreement, the Company or the Reinsurer shall be deemed “insolvent” when it:

(a)	applies for or consents to the appointment of a rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

(b)	is adjudicated as bankrupt or insolvent; or

(c)

files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

(d)	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the domicile of the Company, or the Reinsurer, as the case may be.

In the event of the insolvency of the Reinsurer or the Company, any amounts owed by the Company to the Reinsurer and by the Reinsurer to the Company, under the Agreement or under any other reinsurance agreement between the Company and the Reinsurer, shall be set-off and only the balance shall be paid.

The Reinsurer shall be liable only for the amounts reinsured with the Reinsurer and shall not be or become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement with the Company.

ARTICLE X (cont’d)

In the event of the insolvency of the Company, the reinsurance obligations under this Agreement shall be payable by the Reinsurer directly to the Company, its liquidator, receiver, rehabilitator, conservator or statutory successor, immediately upon demand, with reasonable provision for verification on the basis of the claims allowed against the insolvent company by any court of competent jurisdiction or by any rehabililator, receiver, conservator, liquidator or statutory successor having authority to allow such claims without diminution because of the insolvency of the Company, or because the rehabilitator, receiver, conservator, liquidator or statutory successor has failed to pay all or a portion of any claims.

It is understood, however, that in the event of such insolvency, the rehabilitator, conservator, receiver, liquidator or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceedings, and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceedings where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator, rehabilitator, receiver, conservator or statutory successor.

It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit, which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the reinsurance Agreement as though the Company had incurred such expense.

The Company shall recapture business in accordance with the following rules:

(a)	The amount of reinsurance eligible for recapture is based on the reinsurance net amount at risk as of the date of recapture.

(b)

The Reinsurer shall not be liable, after the effective date of recapture, for any cessions or portions of such cessions eligible for recapture, which the Company has overlooked. The Reinsurer shall be liable only for a credit of the premiums received after the recapture date, less any commission or allowance and without interest.

(c)	The Reinsurer shall be liable for its share of any claim incurred up to and including the date of recapture.

ARTICLE XI

Taxes & Expenses

DAC Tax

The Company and the Reinsurer agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under Section 848 of the Internal Revenue code of 1986, as amended, whereby:

(a)

the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(l); and

(b)	both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

The term “net consideration” will refer to either net consideration as defined in Regulation Section 1.848-2(f) (or gross amount of premiums and other consideration as defined in Regulation Section l.848-3(b), as appropriate).

The method and timing of the exchange of this information is set out in Exhibit F.

This DAC Tax Election shall be effective for all years for which this Agreement remains in effect.

The Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.

The Reinsurer’s Taxes and Expenses

Apart from any taxes, allowances, commissions, refunds, and expenses specifically referred to elsewhere in this Agreement, the Reinsurer shall pay no commissions, allowances, taxes, or proportion of any expense to the Company in respect of any cession.

ARTICLE XII

General Provisions

Alterations to Agreement

Any alteration to this Agreement shall be null and void unless attached to the Agreement and signed by both parties.

Parties to Agreement

This is an Agreement solely between the Company and the Reinsurer. There is no third party beneficiary to this Agreement. The acceptance of reinsurance hereunder shall not create any right or legal relation between the Reinsurer and the insured, beneficiary, or any other party to any policy of the Company, which may be reinsured hereunder. The Company and the Reinsurer will not disclose the other’s name to these third parties with regard to the agreements or transactions that are between the Company and the Reinsurer, unless the Company or the Reinsurer gives prior approval for the use of its name or unless such disclosure is required under any law, statute or regulation or under any legal or administrative proceeding before any court or tribunal.

Assignment

Neither the Company nor the Reinsurer may assign any of the rights and obligations under this Agreement, nor may either party sell, assumption reinsure or transfer the policies without the prior written consent of the other party. Consent will not be withheld if the assignment, sale, assumption reinsurance or transfer does not have a material effect on the risks transferred or the expected economic results to the party requested to consent. This provision shall not prohibit the Reinsurer from reinsuring the policies on an indemnity basis.

Entire Agreement

This Agreement represents the entire agreement between the Company and the Reinsurer and supercedes, with respect to its subject matter, any prior oral or written agreements between the parties. There are no understandings between the parties to this Agreement other than those expressed in the Agreement.

Good Faith

The Company and Reinsurer agree that all matters with respect to this Agreement require utmost good faith of both parties. The Reinsurer, or its duly authorized representative, will have the right to inspect original papers, records and all documents relating to the business reinsured under this Agreement. Such access will be provided during regular business hours at the office of the Company. The Company, or its duly authorized representatives, will have the right to inspect all documents relating to underwriting, claims processing and administration of the business reinsured under this Agreement. Such access will be provided during regular business hours at the office of the Reinsurer.

Each party represents and warrants to the other party that:

(i)	it is solvent on a statutory basis in all states in which it does business or is licensed, and

(ii)

(a) its Total Adjusted Capital is at least equal to 2.5 times its Authorized Control Level Risk Based Capital, (where Total Adjusted Capital and Authorized Control Level Risk Based Capital have the definition given by the National Association of Insurance Commissioners {NAIC}) if it is a U.S. domiciled party, or

(b) it has satisfied the minimum capital and surplus requirements of its jurisdiction of domicile if it is not a U.S. domiciled party.

Each party agrees to promptly notify the other if it subsequently becomes insolvent or financially impaired, as described in Article X.

ARTICLE XII (cont’d)

Each party acknowledges that the other party has entered into this Agreement in reliance upon their representations and warranties. The Company affirms that it has and will continue to disclose all matters material to this Agreement and each cession. Examples of such matters are a change in underwriting or issue practices or philosophy, a change in underwriting management personnel, or a change in the Company’s ownership or control.

Offset

The Company and the Reinsurer will have the right to offset any balance or balances whether on account of premiums, allowances or claims due from one party to the other, under this Agreement or under any other reinsurance agreement between the Company and the Reinsurer.

The right of offset will not be affected or diminished because of the insolvency of either party.

Duration of Agreement

This Agreement is effective as of the effective date set out in Exhibit B and is unlimited as to its duration. Either party giving at least ninety (90) days notice to that effect by registered letter to the other party may terminate it for further new reinsurance. During the period of such ninety (90) days the Reinsurer shall continue to accept new reinsurance under the terms of this Agreement. This notification period would be waived in the event the Reinsurer is deemed insolvent as set out in Article X. Further, the Reinsurer remains liable for all cessions existing at the date of the expiration set forth in the notice until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

Severability

In the event that any of the provisions of this Agreement contained shall be invalid or unenforceable, such declaration or adjudication shall in no manner affect or impair the validity or the enforceability of the other and remaining provisions of this Agreement and such other and remaining provisions shall remain in full force and effect as though such invalid or unenforceable provisions or clauses had not been included or made a part of this Agreement.

Benefit

Except as otherwise provided, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

Confidentiality

Both the Company and the Reinsurer will hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available or the disclosure of which is required for retrocession purposes or has been permitted by law or is duly required by external auditors.

Construction

This Agreement shall be construed and administered in accordance with the laws of the State of New York and the rights and obligations of this Agreement shall, at all times, be regulated under the laws of the State of New York.

Lead Reinsurer of Underwriting

Details on the Lead Reinsurer are shown under Exhibit G.

Made in duplicate and executed by all parties.

Signed for and on behalf of:

John Hancock Life Insurance Company of New York

a New York Corporation

On: Oct 30/06		On: 11/16/06

By:	/s/ Zahir Bhanji	By:	/s/ James D. Gallagher
	Zahir Bhanji		James D. Gallagher
Title:	Authorized Signatory, Reinsurance	Title:	President

Signed for and on behalf of:

Hannover Life Reassurance Company of America

of Orlando, Florida

On: Nov. 30, 2006		On: 11/30/06

By:	/s/ Gary L. Gray	By:	/s/ Jean M. Fay
Title:	Vice President	Title:	Treaty Analyst

EXHIBIT A

PLANS, RIDERS, AND BENEFITS REINSURED

As of the Effective Date of this Agreement, the policies issued for the plans shown below are reinsured subject to the terms and conditions in this Agreement.

Riders and supplementary benefits shall be reinsured in accordance with the terms of the underlying policy and with the same type of Reinsurance Coverage (Exhibit B) used for the reinsurance of the base policy to which they are attached - unless stated otherwise.

Plans Reinsured

Acronym	Single Life Plans	Historical Launch Date	Termination Date of Plan	Exhibit Ref.	Rate Start Date	Rate Ending Date
CUL	Corporate Universal Life	N/A**			January 19, 2005
CVUL03	Corporate Variable Universal Life 2003	October 1, 2003			January 19, 2005
CVUL04	Corporate Variable Universal Life 2004	May 1, 2004			January 19, 2005
CVUL05	Variable Universal Life 2005	October 12, 2005			October 12, 2005

Benefits and Riders Reinsured

Acronym	Rider/ Benefit
N/A	Maturity Extension
ROP	Return of Premium
PCRB	Premium Cost Recovery Benefits

**	Launch Date not available.

EXHIBIT A-I

THE COMPANY’S UNDERWRITING FORMS,

AND EVIDENCE

The following information and items are to be provided to the Reinsurer upon request:

1.	Policy Application Form and Part II

2.	Reinstatement Rules

3.	Non-medical and Medical Requirements

EXHIBIT A-II

POOL PARTICIPANTS

As of January 19, 2005

REINSURER	AUTOMATIC SHARES
Swiss Re Life & Health America Inc.	40%
Hannover Life Reassurance Company of America	25%

EXHIBIT B

GENERAL PROVISIONS

1.	EFFECTIVE DATE OF AGREEMENT: January 19, 2005

2.

BACKDATING: Under limited circumstances, the Company may backdate a Policy, under request, by assigning a Policy Date earlier than the date the application is signed. However, in no event will a Policy be backdated earlier than the earliest date allowed by state law, which is generally three months to one year prior to the date of application for the Policy. Premiums will be paid for the period the Policy Date is backdated. Reinsurance premiums will be payable as of the Policy Date. No claims will be payable for dates of death prior to the date the application is signed.

3.

RESIDENCY REQUIREMENTS: The individual risk must be a Untied States or Canadian resident or citizen. An insured that resides for more than six months per year in the United States, including Puerto Rico, US Virgin Islands and Guam will be considered a U.S. resident. An insured that holds permanent resident status in Canada will be considered a Canadian resident.

4.

NON-US/CANADIAN RISKS: Limited international risks are acceptable and will qualify for automatic issue, however the individual policy death benefit can not exceed a maximum of 1% of the pool Net Amount at Risk and 10% of the case Net Amount at Risk.

5.	CURRENCY: United States Dollars

6.	REINSURANCE COVERAGE:

The Reinsurer’s share shall be 25% first dollar quota share of the policy.

7.	REINSURANCE BASIS: Yearly Renewable Term

8.	RATE CRITERIA: The rates set out in Exhibit B shall be used for automatic and facultative reinsurance of any policy covered by this Agreement.

9.	PREMIUM MODE: Reinsurance premiums will be paid annually in advance.

10.	AGE BASIS: Nearest

11.	PREMIUM TAX: There shall be no separate reimbursement of Premium Tax.

12.	OTHER TAXES: There will be no reimbursement of any taxes under this Agreement.

13.	POLICY FEE: No policy fee will be paid to the Reinsurer.

14.	RATE GUARANTEE:

The Reinsurer may only increase its reinsurance premiums if         [*]        . If the Reinsurer increases its premium rates, the Company reserves the right to recapture business affected with no recapture fee.

a.	Reinsurer will give 90 day written notice of rate change.

b.	The written notice shall specify that the reinsurance rate increase will be effective on each policy’s next anniversary.

c.	The Company must give 90 day written notice of intent to recapture.

d.	The effective date of the recapture will be on the first policy anniversary following notice of the reinsurance rate increase.

EXHIBIT B

e.	The Company will calculate a terminal accounting that will include a refund of unearned gross premiums net of unpaid claims.

f.	Reinsurer will not pay any amount representing the reserve held on the business.

g.

If the Company does not provide the 90-day written notice of its desire to recapture following the notice received from the Reinsurer, this absence shall constitute acceptance of the rate change effective with each policy’s next anniversary.

h.

If the Company does not provide the 90-day written notice of its desire to recapture following the notice received from the Reinsurer, this absence shall constitute acceptance of the rate change effective with each policy’s next anniversary.

15.	MINIMUM FINAL CESSION: Zero

16.	RECAPTURE IN FORCE PERIOD: 20 Years

17.	NET AMOUNTS AT RISK:

(a)

For Death Benefit Option 1, the Net Amount at Risk is defined as the Death Benefit minus the Account Value, where the Death Benefit is the greater of the Face Amount or the minimum amount required under Section 7702 of the IRC.

(b)

For Death Benefit Option 2, the Net Amount at Risk is defined as the Death Benefit minus the Account Value where the Death Benefit is the greater of the Face Amount plus the Policy Value or the minimum amount required under Section 7702 of the IRC.

(c)

For Death Benefit Option 3, the Net Amount at Risk is defined as the Death Benefit minus the Account Value, where the Death Benefit is the greater of the Face Amount plus the sum of the premiums paid by the policyholder or the minimum amount required under Section 7702 of the IRC.

EXHIBIT C

YRT PREMIUM RATES:

INSTRUCTIONS FOR ADMINISTRATION

1.	All business will be reinsured on a Smoker/Non-smoker, GI/SI and Male/Female basis, and the Company will indicate to the Reinsurer the underwriting classification of all policies reinsured hereunder.

The life reinsurance rates shall be calculated using the         [*]        . The attached rates are on a per thousand dollar basis.

The appropriate percentage outlined in the following table shall be applied to the attached rates for the policies reinsured hereunder:

Rates as a Function of [*]
Years	Male Non- Smoker		Female Non- Smoker		Male Smoker		Female Smoker
1-15	[	*]%	[	*]%	[	*]%	[	*]%
16+	[	*]%	[	*]%	[	*]%	[	*]%

2.	SUBSTANDARD RISKS: May be submitted to the Reinsurer on a facultative basis.

3.	MATURITY EXTENSION FEATURE: At attained age 100, all reinsurance premiums cease.

EXHIBIT D

RETENTION LIMIT AND AUTOMATIC PARAMETERS

THE COMPANY’S RETENTION LIMIT

The Company will retain a 35% (thirty-five percent) first dollar quota share of each policy up to the maximum retention limit of $3,000,000 per life for Guaranteed Issue and $5,000,000 per life for Simplified Issue.

THE REINSURER’S AUTOMATIC ACCEPTANCE LIMITS

The Reinsurer agrees to accept 25% (twenty-five percent) first dollar quota share of each policy issued by the Company under this Agreement up to the automatic limits outlined in the table below:

1.	Automatic Limits:

The Company cedes 65% (sixty-five percent) of the risk. Once (if) the Company’s maximum retention is full, 100% of the risk is ceded to the pool. The following chart outlines the automatic capacity only. The following Automatic Limits apply to policies within the Location limit. If the Automatic Limit is exceeded, the Company can submit the whole risk to reinsurers on a Facultative basis.

Maximum issue amount subject to Death Benefit (DB) Factors below:

Initial - $5,000,000 per life

Ultimate - $8,000,000 per life

No. of Lives	Death Benefit Factors
	GI	GI Plus	Simplified	Simplified Plus
10 – 15	25,000	45,000	40,000	50,000
16 – 20	35,000	55,000	50,000	60,000
21 – 40	50,000	70,000	65,000	75,000
41 +	65,000	85,000	80,000	90,000

2.	Location Limit

Maximum $250,000,000 per location automatic issue limit across all COLI/BOLI groups issued in that location, of which the Reinsurer’s share is 25%.

Location will mean any one or more buildings or structures within a one mile radius that serve as the place of employment for lives covered under a policy at the time of policy issue.

3.	Guaranteed Issue (GD Plus

A (GI) Consent Form plus an Attending Physicians Statement will increase the DB Factor by $20,000.

4.	Case Participation Rate: Minimum for Guaranteed Issue is 75%.

5.	Simplified

Simplified Consent Form will increase the GI DB Factor by $15,000.

6.	Simplified Plus

A Simplified Consent Form plus an Attending Physician Statement will increase the GI DB Factor by $25,000.

7.	Issue Ages

20 - 70.

EXHIBIT D

Note:

Limited international risks will be covered on an automatic basis under this Agreement. International risks include Non-US/ Canadian citizens/residents traveling to the countries listed below (Foreign Travel) and residents of the countries listed below (Foreign Nationals):

The following countries are included in this agreement:

Andorra, Argentina, Australia, Austria, Bahamas, Barbados, Belgium, Bermuda, British Virgin Islands, Canada, Cayman Islands, Chile, Costa Rica, Denmark, Finland, France, Germany, Greece, Guam (US Territory), Hong Kong, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, Malta, Mexico, Monaco, Netherlands, New Zealand, Norway, Panama, Portugal, Puerto Rico (US Territory), San Marino, Singapore, Spain, Sweden, Switzerland, Taiwan, United Kingdom (England, Scotland, Wales, Northern Ireland), US Virgin Islands (US Territory).

EXHIBIT E

REINSURANCE REPORTS

DATA NOTIFICATION: The Company shall send to the Reinsurer reports, in substantial compliance with the Society of Actuaries Guidelines, at the times indicated below:

Report	Frequency	Due Date
Billing Statement (by Treaty, totals by Reinsurer)	Monthly	10 days after month end

Reinsurance Policy Exhibit (Summary of movement during the past period)	Monthly/Quarterly/ Annually	10 days after period due

Reinsurance Listing In-Force Report	Quarterly	10 days after quarter end

Net Amount at Risk & Premiums	Quarterly	10 days after quarter end

Total Reserves (when required) (Summary)	Quarterly	17 days after quarter end

Initial Notice of Claim	Monthly	Monthly

Statement of Claims Incurred (New Claims for the Month)	Monthly	10 days after month end

Statement of Reinsured Claims Collected (Claims Netted off the Current Statement)	Monthly	10 days after month end

Increasing Risk – Ultimate Death Benefit Report	Monthly	10 days after month end

EXHIBIT E

NOTIFICATION OF ACCEPTANCE OF FACULTATIVE OFFER: The Company will advise the Reinsurer of its acceptance of the Reinsurer’s underwriting decision pertaining to facultative business by sending written notice to the Reinsurer. The Company shall provide the full details of the facultative new business on the next Policy Detail Report.

ERRORS AND OMISSIONS: Should any items be inadvertently omitted from or entered in error on a reinsurance report, such omissions or errors shall not affect the liability of the Reinsurer in regard to any cession and the mistakes shall be rectified upon discovery. This does not waive any rights outlined in Article IX.

THE REINSURER’S RATINGS: The Company may annually request the most recent credit rating reports on the Reinsurer issued by Standard & Poor’s and/or Moody’s and/or A.M. Best Company. These credit reports done by the credit agency should include sections that indicate the assigned rating for the Reinsurer, the rationale for the rating, the outlook for the Reinsurer and a business and financial profile.

RESERVES:

Quarter End Reserves: The Company shall advise the Reinsurer within 17 working days of the end of each quarter, of the amount of reserves calculated on the reinsurance in force under this Agreement, as of the end of the preceding quarter. Any estimated figures provided should be confirmed by actual reserve figures.

Year End Reserves: By February 15th of each year, the Company’s valuation actuary shall certify the amount of reserves calculated on the reinsurance in force under this Agreement as of December 31st of the preceding year.

YRT Deficiency Reserves: If deficiency reserves are required to be held by the Company on any reinsured policy, the entire amount of any such reserve will be established and held by the Company.

EXHIBIT F

DAC TAX ELECTION

Method of Exchanging Information

The Reinsurer and the Company agree to the DAC Tax Election and accordingly will exchange information in the following manner:

1.	The Company will submit a Schedule to the Reinsurer by May 1st, of each year, of its calculation of the net consideration (as referred to in Article XII) for the preceding calendar year.

2.

The Reinsurer, in turn, will complete the Schedule by indicating acceptance of the Company’s calculations of the net consideration or by noting any discrepancies. The Reinsurer will return the completed Schedule to the Company by June 1st, of each year.

3.

If there are any discrepancies between the Company’s and the Reinsurer’s calculation of the net consideration, the parties will act in good faith to resolve the discrepancies by July 1st, of each year.

EXHIBIT G

LEAD REINSURER OF UNDERWRITING

Swiss Re Life & Health America, Inc., will be the Lead Reinsurer of the pool with respect to underwriting for Simplified and Guaranteed Issue cases.

The Company may submit any cases that do not qualify for automatic reinsurance to the Lead Reinsurer, except for cases in excess of the concentration of risk limit or with lives in Manhattan, NY. The Lead Reinsurer will promptly examine the case and notify the Company of the terms and conditions of a facultative offer for the pool, or that an offer will not be made. Situations in which the Lead Reinsurer may extend facultative offers for the pool arc limited to 1.5 times the normal automatic Guaranteed Issue multiple limits but not to exceed the initial and ultimate limits or concentration limits. If the Lead Reinsurer does not make a facultative offer on behalf of the pool, the Company may request a facultative offer from the other pool reinsurers. The other members of the pool must abide by the underwriting decisions of the Lead Reinsurer.

AMENDMENT NO. 1

TO REINSURANCE AGREEMENT NO. HI94C02 (HA-JHNY-01)

BETWEEN:

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

a New York Corporation

(hereinafter referred to as “the Company”)

and

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

of Orlando, Florida

(hereinafter referred to as “the Reinsurer”)

WHEREAS the Company, and the Reinsurer have entered into Reinsurance Agreement No.HI94C02 (HA-JHNY-01) effective January 19, 2005 (the “Agreement”), under which the Reinsurer has agreed to accept a portion of the Life insurance policies, benefits and riders for plans described therein, subject to the terms and conditions of the Agreement;

AND WHEREAS, it is agreed that the following Plan and Benefit / Rider outlined in the table below will be reinsured under the terms and conditions of the Agreement as of their respective launch dates.

Acronym	Plan Name	Launch Date
AVL06	Accumulation Variable Universal Life 2006 (Guaranteed Issue)	January 20, 2006

Acronym	Benefits/ Riders Name	Launch Date
SFA	Supplemental Face Amount	October 12, 2005

THEREFORE as of October 12, 2005, the Company and the Reinsurer have agreed to amend the Agreement as follows:

Exhibit A-I, Plans, Riders and Benefits Reinsured has been revised to include the plan set forth in the table above. The revised Exhibit A-I attached hereto will replace the current Exhibit A-I in the Agreement.

All other terms and provisions of the Agreement not specifically modified herein, remain unchanged, and in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed this Amendment by their authorized signatories below.

Signed for and on behalf of

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

a New York Corporation

By:	/s/ Zahir Bhanji	By:	/s/ James D. Gallagher
	Zahir Bhanji		James D. Gallagher
Title:	Authorized Signatory, Reinsurance	Title:	President

Date:	Jan 4/07	Date:	1/9/07

Signed for and on behalf of

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

of Orlando, Florida

By:	/s/ Gary L. Gray	By:	/s/ Jean M. Fay
Title:	Vice President	Title:	Treaty Analyst Witness

Date:	Jan. 25, 2007	Date:	Jan. 25, 2007

EXHIBIT A

(revised as of October 12, 2005)

PLANS, RIDERS, AND BENEFITS REINSURED

As of the Effective Date of this Agreement, the policies issued for the plans shown below are reinsured subject to the terms and conditions in this Agreement.

Riders and supplementary benefits shall be reinsured in accordance with the terms of the underlying policy and with the same type of Reinsurance Coverage (Exhibit B) used for the reinsurance of the base policy to which they are attached - unless stated otherwise.

Plans Reinsured

Acronym	Single Life Plans	Historical Launch Date	Termination Date of Plan	Exhibit Ref.	Rate Start Date	Rate Ending Date
CUL	Corporate Universal Life	N/A**		C	January 19, 2005
CVUL03	Corporate Variable Universal Life 2003	October 1, 2003		C	January 19, 2005
CVUL04	Corporate Variable Universal Life 2004	May 1, 2004		C	January 19, 2005
CVUL05	Corporate Variable Universal Life 2005	October 12, 2005		C	January 19, 2005
AVL06	Accumulation Variable Universal Life 2006 (Guaranteed Issue)	January 20, 2006		C	January 20, 2006

Benefits and Riders Reinsured

Acronym	Rider/ Benefit
N/A	Maturity Extension
ROP	Return of Premium
PCRB	Premium Cost Recovery Benefits
SFA	Supplemental Face Amount

**	Launch Date not available.

Note: The acronyms listed above represent base plan, rider or benefit codes. Variations of these codes exist based on how these plans, riders or benefits are funded and or administered. The variations of the base plan, rider or benefit codes are not listed in this treaty, but will appear on billing and in-force reports.

AMENDMENT NO. 2

TO REINSURANCE AGREEMENT NO. HI94C02 (HA-JHNY-01)

BETWEEN:

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

a New York Corporation

(hereinafter referred to as “the Company”)

and

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

of Orlando, Florida

(hereinafter referred to as “the Reinsurer”)

WHEREAS the Company, and the Reinsurer have entered into Reinsurance Agreement No HI94C02 (HA-JHNY-01) effective January 19, 2005 (the “Agreement”), under which the Reinsurer has agreed to accept a portion of the Life insurance policies, benefits and riders for plans described therein, subject to the terms and conditions of the Agreement;

AND WHEREAS, the Reinsurer has agreed that the Death Benefit Factors outlined in the table below shall be incorporated into the Agreement as of inception.

No. of Lives	Death Benefit Factors
	GI	Gl Plus	Simplified	Simplified Plus
10 – 15	25,000	45,000	40,000	60,000
16 – 20	45,000	65,000	60,000	80,000
21 – 40	65,000	85,000	80,000	100,000
41 +	75,000	95,000	90,000	110,000

THEREFORE as of January 19, 2005, the Company and the Reinsurer have agreed to amend the Agreement as follows:

Exhibit D has been revised to include the Death Benefit Factors outlined in the table above. The revised of Exhibit D attached hereto will replace the current Exhibit D in the Agreement.

All other terms and provisions of the Agreement not specifically modified herein, remain unchanged, and in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed this Amendment by their authorized signatories below.

Signed for and on behalf of

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

a New York Corporation

By:	/s/ Zahir Bhanji	By:	/s/ James D. Gallagher
	Zahir Bhanji		James D. Gallagher
Title:	Authorized Signatory, Reinsurance	Title:	President

Date:	May 7/08	Date:	May 28, 2008

Signed for and on behalf of

HANNOVER LIFE REASSURANCE COMPANY OF AMERICA

of Orlando, Florida

By:	4/24/08	By:	/s/ Tim McGrath
Title:	/s/ Gary L. Gray	Title:	VP

Date:	Vice President	Date:	4/24/08

EXHIBIT D

RETENTION LIMIT AND AUTOMATIC PARAMETERS

THE COMPANY’S RETENTION LIMIT

The Company will retain a 35% (thirty-five percent) first dollar quota share of each policy up to the maximum retention limit of $3,000,000 per life for Guaranteed Issue and $5,000,000 per life for Simplified Issue.

THE REINSURER’S AUTOMATIC ACCEPTANCE LIMITS

The Reinsurer agrees to accept 25% (twenty-five percent) first dollar quota share of each policy issued by the Company under this Agreement up to the automatic limits outlined in the table below:

1.	Automatic Limits:

The Company cedes 65% (sixty-five percent) of the risk. Once (if) the Company’s maximum retention is full, 100% of the risk is ceded to the pool. The following chart outlines the automatic capacity only. The following Automatic Limits apply to policies within the Location limit. If the Automatic Limit is exceeded, the Company can submit the whole risk to reinsurers on a Facultative basis.

Maximum issue amount subject to Death Benefit (DB) Factors below:

Initial - $5,000,000 per life

Ultimate - $8,000,000 per life

No. of Lives	Death Benefit Factors
	GI	GI Plus	Simplified	Simplified Plus
10 – 15	25,000	45,000	40,000	60,000
16 – 20	45,000	65,000	60,000	80,000
21 – 40	65,000	85,000	80,000	100,000
41 +	75,000	95,000	90,000	110,000

2.	Location Limit

Maximum $250,000,000 per location automatic issue limit across all COLI/BOLI groups issued in that location, of which the Reinsurer’s share is 25%.

Location will mean any one or more buildings or structures within a one mile radius that serve as the place of employment for lives covered under a policy at the time of policy issue.

3.	Guaranteed Issue (GI) Plus: A (GI) Consent Form plus an Attending Physicians Statement.

4.	Case Participation Rate: Minimum for Guaranteed Issue is 75%.

5.	Simplified: Simplified Consent Form.

6.	Simplified Plus: A Simplified Consent Form plus an Attending Physician Statement.

7.	Issue Ages

20 - 70

EXHIBIT D

Note:

Limited international risks will be covered on an automatic basis under this Agreement. International risks include Non-US/Canadian citizens/residents traveling to the countries listed below (Foreign Travel) and residents of the countries listed below (Foreign Nationals):

The following countries are included in this agreement:

Andorra, Argentina, Australia, Austria, Bahamas, Barbados, Belgium, Bermuda, British Virgin Islands, Canada, Cayman Islands. Chile, Costa Rica, Denmark, Finland, France, Germany, Greece, Guam (US Territory), Hong Kong, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, Malta, Mexico, Monaco, Netherlands, New Zealand, Norway, Panama, Portugal, Puerto Rico (US Territory), San Marino, Singapore, Spain, Sweden, Switzerland, Taiwan, United Kingdom (England, Scotland, Wales, Northern Ireland), US Virgin Islands (US Territory).